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                                                                     Exhibit 8.1


                                  June 7, 2002


Navistar International Corporation
4201 Winfield Road
P.O. Box 1488
Warrenville, Illinois 60555

Navistar Financial Corporation
2850 West Golf Road
Rolling Meadows, Illinois 60008



         Re:      NAVISTAR INTERNATIONAL CORPORATION
                  NAVISTAR FINANCIAL CORPORATION
                  REGISTRATION STATEMENT ON FORM S-3 (NO. 333-87716-01)

Ladies and Gentlemen:

         We are issuing this letter in our capacity as special counsel for Navistar Financial Corporation, a Delaware corporation ("NAVISTAR FINANCIAL"), and Navistar International Corporation, a Delaware corporation ("NAVISTAR"), in connection with the proposed registration under the Securities Act of 1933, as amended (the "ACT") on the above mentioned Registration Statement (the "Registration Statement") of $220,000,000 of its 4.75% Subordinated Exchangeable Notes due 2009 of Navistar Financial (the "NOTES") and the 3,947,605 shares of Navistar common stock, par value .10 per share, issuable upon exchange of the Notes (the "NAVISTAR COMMON STOCK").

         In connection with the preparation of this letter, we have among other things read:

         (a) an executed original of the Purchase Agreement dated March 18, 2002 (the "PURCHASE AGREEMENT") among Navistar Financial, Navistar and Banc of America Securities LLC and Salomon Smith Barney Inc (the "REPRESENTATIVES"), as representatives of the several initial purchasers named therein;

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         (a)      an executed original of the Indenture dated as of March 25,
                  2002, among Navistar Financial, Navistar and BNY Midwest Trust Company, as trustee (the "INDENTURE") and the Notes to be delivered on the date hereof;

         (b) an executed original of the Registration Rights Agreement, dated as of March 25, 2002, (the "REGISTRATION RIGHTS AGREEMENT") among Navistar Financial, Navistar and the Representatives;

         (c) a certified copy of resolutions adopted by the Board of Directors of Navistar Financial on March 13, 2002, a certified copy of resolutions adopted on March 18, 2002 by the Pricing Committee of Navistar Financial's Board of Directors, a certified copy of resolutions adopted by the Board of Directors of Navistar on February 19, 2002, and a certified copy of resolutions adopted on March 18, 2002 by the Pricing Committee of Navistar's Board of Directors; and

         (d) copies of all certificates and other documents delivered in connection with the sale of the Notes on March 25, 2002 and the consummation of the other transactions contemplated by the Purchase Agreement.

         The term "TRANSACTION DOCUMENTS" is used in this letter to collectively refer to the Purchase Agreement, the Indenture, the Notes and the Registration Rights Agreement.

         For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than Navistar and Navistar Financial, and the due authorization, execution and delivery of all documents by the parties thereto other than Navistar and Navistar Financial. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Navistar and Navistar Financial and others.

         The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

         Based on the foregoing and assuming that the Transaction Documents with respect to each series of Securities are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, we are of the opinion that the discussion presented in the

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prospectus forming part of the Registration Statement under the caption "Federal Income Tax Considerations" is based upon reasonable interpretations of existing U.S. federal tax law. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.


                                                Very truly yours,

                                                KIRKLAND & ELLIS